Exhibit 10.7

AMENDMENT NO. 1 AND WAIVER

TO

AMENDED AND RESTATED MANAGEMENT AGREEMENT

This Amendment No. 1 and Waiver to the Amended and Restated Management Agreement  (this “Amendment”) is made as of September 9, 2016, among 21st Century Oncology, Inc. (f/k/a Radiation Therapy Services, Inc.), a Florida corporation (the “Company”), 21st Century Oncology Holdings, Inc. (f/k/a Radiation Therapy Services Holdings, Inc.), a Delaware corporation (“Holdings”), 21st Century Oncology Investments, LLC (f/k/a Radiation Therapy Investments, LLC), a Delaware limited liability company (“Investors”), and Vestar Capital Partners, LLC (f/k/a Vestar Capital Partners), a New York limited liability company (“Vestar”).

WHEREAS, pursuant to Section 9(a) of the Amended and Restated Management Agreement, dated as of September 26, 2014 (the “Management Agreement”), the Company, Holdings, Investors and Vestar may amend and/or waive any provision of the Management Agreement; and

WHEREAS, Canada Pension Plan Investment Board (“CPPIB”) is, on the date hereof, entering into a Subscription Agreement (the “Subscription Agreement”) with the Company, Holdings and Investors, which provides for an investment by CPPIB in Holdings and in connection therewith the Company, Holdings, Investors and Vestar desire to amend the Management Agreement.

NOW, THEREFORE, in consideration for the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Capitalized Terms. Capitalized terms used, but not otherwise defined herein, shall have the meaning given to them in the Management Agreement.
2. Amendments to the Management Agreement.
(a) Section 2 of the Management Agreement is hereby amended and restated in its entirety to read as follows:

“Services.  Vestar hereby agrees that it shall render to each of Investors, Holdings and the Company (and their subsidiaries) by and through Vestar’s officers, employees, agents, representatives and affiliates as Vestar in its sole discretion shall designate from time to time, financial advisory or other similar services to Investors, Holdings and the Company (and their subsidiaries) in connection with acquisitions, divestitures, refinancings, restructurings and similar transactions by Investors, Holdings and the Company (and their subsidiaries).  It is expressly agreed that the services to be performed hereunder shall not include full or part-time employment by any of the Company and its subsidiaries of any employee or partner of Vestar or any of its affiliates.”

(b) Section 3(a) of the Management Agreement is hereby amended and restated in its entirety by deleting the current provision in its entirety and replacing such provision to read as follows:

“[Reserved.]”

(c) Section 3(b) of the Management Agreement is hereby amended and restated in its entirety to read as follows:

“Subject to Section 7, Investors, Holdings and the Company and their respective successors hereby jointly and severally agree to pay or cause to be paid to Vestar either (i) $6,000,000 for any financial advisory or similar services provided by it and/or its affiliates in connection with a Sale of the Company (as defined in that certain Securityholders Agreement, dated as of the date hereof, by and among Investors and certain of the securityholders of Investors from time to time party thereto, as the same may be amended, modified or restated from time to time (the “Securityholders Agreement”)) or (ii) $6,000,000 in connection with a Qualified IPO or other initial Public Offering (as defined in the Securityholders Agreement) (the fees set forth in this Section 3(b), the “Advisory Fee”).”

(d) Section 4 of the Management Agreement is hereby amended and restated in its entirety to read as follows:

“In addition to the Advisory Fee, Investors, Holdings and the Company hereby jointly and severally agree, at the direction of Vestar, to pay directly or reimburse Vestar for its reasonable Out of Pocket Expenses incurred after the date hereof in connection with the services provided to Investors, Holdings and the Company (and their subsidiaries) pursuant to Section 2 hereof.  For the purposes of this Agreement, the term “Out of Pocket Expenses” shall mean the amounts paid by or on behalf of Vestar in connection with board service by the Vestar Managers (as defined in the Third Amended and Restated Securityholders Agreement, dated as of the date hereof, by and among the Company, Holdings, Investors, Vestar and the other parties thereto) including reasonable costs of transportation, per diem, telephone calls, word processing expenses or any similar expense not associated with Vestar’s ordinary operations and, in the event approved by the board of directors of Holdings (including approval by the members of the board of directors of Holdings who are designees of the Majority Preferred Stockholders (as defined in the Securityholders Agreement)), any out-of-pocket costs and expenses incurred by or on behalf of Vestar in connection with the services contemplated by Section 2.  All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by Vestar of the statement in connection therewith.”

(e) The last sentence of Section 6 of the Management Agreement is hereby amended and restated in its entirety to read as follows:

“The provisions of Sections 4, 5, 8 and 9 and the joint and several obligation of Investors, Holdings and the Company to pay the Advisory Fee shall survive the termination of this Agreement.”

(f) Section 7 of the Management Agreement is hereby amended and restated in its entirety to read as follows:

“Default Event.  Notwithstanding anything herein to the contrary, upon (A) the occurrence and during the continuance of a Default Event (as defined in the Certificate of Designations) occurring after September 9, 2016, or (B) upon and following the exercise of a Repurchase Option (as defined in the Certificate of Designations) as a result of a Default Event (as defined in the Certificate of Designations) occurring after September 9, 2016 then, in either case, (i) Section 3(b) shall have no force or effect and no payment shall be owed to Vestar thereunder, (ii) other than with respect to any accrued and unpaid Fees (as defined in the Agreement prior to giving effect to Amendment No. 1 and Waiver to the Amended and Restated Management Agreement) incurred on or prior to December 31, 2015 (the “Accrued Fees”), any and all other payment rights of Vestar hereunder (including rights of reimbursement and indemnification) shall be subordinated to the senior and priority right of payment of the holders of the Convertible Preferred Stock to the extent of the Stated Value thereof and (iii) Section 2 shall have no force or effect and Vestar shall have no obligation to provide services pursuant to this Agreement. Vestar agrees that if it receives any such payment hereunder on or after a Default Event occurring after September 9, 2016 and prior to the full payment of the Stated Value to such holders, it shall hold such received amount in trust for such holders and shall promptly remit same as directed by the Majority Holders.”

(g) Section 9(a) of the Management Agreement is hereby amended and restated in its entirety to read as follows:

“No amendment of any provision of this Agreement, or consent to any departure by either party from any such provision, shall in any event be effective unless the same shall be in writing and signed by the parties to this Agreement.  No waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the party against whom the waiver is to be effective. Any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.”

(h) The Management Agreement is hereby amended such that any reference to “Advisory Fees” shall be deemed to refer to “Advisory Fee”.

3. Waiver of Fees. The Company, Holdings, Investors and Vestar hereby irrevocably and unconditionally waive, release and forgive Vestar’s right to receive any accrued but unpaid Fees incurred on or after January 1, 2016 (it being understood and agreed that the foregoing waiver shall in no way affect Vestar’s right to receive any Accrued Fees, which Accrued Fees shall remain owing in accordance with the terms of the Management Agreement (without giving effect to this Amendment or any Default Event occurring on or prior to September 9, 2016), provided that such Accrued Fees shall not become immediately due and payable until the earlier of (a) the occurrence of the Third Capital Event (as defined in that certain Credit Agreement, dated as of April 30, 2015 (as amended, supplemented or otherwise modified from time to time), by and between the Company, Holdings, the lenders party thereto and the administrative agent and other agents and arrangers named therein), (b) a Sale of the Company or Public Offering (each, as defined in the Securityholders Agreement) and (c) April 1, 2017.

4. Effect of Amendment. Except as expressly amended hereby, the Management Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects confirmed.  Whenever the Management Agreement is referred to in any agreement, document or other instrument, such reference will be to the Management Agreement as amended by this Amendment.

5. Miscellaneous. Section 9 of the Management Agreement is incorporated herein by reference, mutatis mutandis.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed as of the date first written above.

VESTAR CAPITAL PARTNERS, LLC

By:	/s/ Steven Della Rocca
Name:	Steven Della Rocca
Title:	Managing Director and General Counsel

21st CENTURY ONCOLOGY, INC.

By:	/s/ LeAnne M. Stewart
Name:	LeAnne M. Stewart
Title:	Chief Financial Officer

21st CENTURY ONCOLOGY HOLDINGS, INC.

By:	/s/ LeAnne M. Stewart
Name:	LeAnne M. Stewart
Title:	Chief Financial Officer

21st CENTURY ONCOLOGY INVESTMENTS, LLC

By:	/s/ James L. Elrod, Jr.
Name:	James L. Elrod, Jr.
Title:	President

[Signature Page to Amendment No. 1 and Waiver to A&R Management Agreement]